                                                                         EX-23.3



                          INDEPENDENT AUDITORS' CONSENT


       We consent to the incorporation by reference in this Registration Statement of Harrah's Entertainment, Inc. on Form S-8 of our report dated March 30, 2001 (relating to the financial statements of JCC Holding Company presented separately herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the accounting for the confirmed plan of reorganization in 1998 and an emphasis paragraph relating to the confirmed plan of reorganization which became effective in March
2001), appearing in the Annual Report on Form 10-K of Harrah's Entertainment, Inc. for the year ended December 31, 2000.


                                    /s/ DELOITTE & TOUCHE LLP




Memphis, Tennessee
June 25, 2001